Exhibit 99.1

EFI Receives Additional Nasdaq Notice

Foster City, Calif. – August 17, 2007 – Electronics For Imaging, Inc. (“EFI”) (Nasdaq: EFII) today announced that it received an additional Nasdaq Staff Determination notice on August 13, 2007 for failure to comply with Nasdaq Marketplace Rule 4310(c)(14) because EFI has not timely filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, which serves as an additional basis for delisting EFI’s common stock from The Nasdaq Global Select Market.

As previously announced, EFI’s Board of Directors established a special committee to perform an independent investigation of the Company’s historical stock option grant practices. On June 29, 2007, EFI announced the completion of the investigation by the special committee and the remedial actions it is taking in response to the findings and recommendations of the special committee. Also as previously announced, EFI is currently working on the anticipated restatement of previously issued financial statements and plans to become current in its public filings with the Securities and Exchange Commission (“SEC”) as soon as practicable. EFI is currently targeting to become compliant with its SEC filings at the end of the third quarter. This date is subject to revision. Accordingly, EFI was unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 by the deadline for such filing.

Also as previously announced, the Nasdaq Listing and Hearing Review Council notified EFI on May 14, 2007 that it has stayed the action to suspend EFI’s securities from trading on The Nasdaq Stock Market pending further action by the council.

Forward-Looking Statements

This press release contains forward-looking statements concerning EFI’s restatement of previously issued financial statements, EFI’s intent to become current its in its public filings with the Securities and Exchange Commission and EFI’s efforts to maintain its Nasdaq listing. There can be no assurance concerning EFI’s ability to become current in its filings or to maintain its Nasdaq listing. Forward-looking statements are made as of the date of this press release and, except as required by law, EFI does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About EFI

EFI (www.efi.com) is the world leader in color digital print servers, superwide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; superwide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.

EFI is a registered trademark of Electronics For Imaging, Inc. in the U.S. Patent and Trademark Office and/or certain other foreign jurisdictions.

Contact:

EFI Chief Financial Officer

John Ritchie, 650-357-3500

john.ritchie@efi.com